Exhibit 99.1

BridgeBio Oncology Therapeutics (BBOT) and Helix Acquisition Corp. II Announce Business Combination Agreement to Create Publicly Listed Biotechnology Company Advancing a Pipeline of RAS and PI3Kα-Targeting Medicines

●	Total proceeds, assuming no redemptions, are expected to be $450 million, combining funds held in the Helix Acquisition Corp. II trust account and a private investment in public equity (PIPE) financing

●	Leading institutional investors commit approximately $260 million through a PIPE led by Cormorant Asset Management

●	Business combination is expected to be completed in the third quarter of 2025

●	The combined entity will be named BridgeBio Oncology Therapeutics (BBOT) and will be advancing a next-generation pipeline of therapies for patients with RAS and PI3Kα malignancies

SOUTH SAN FRANCISCO & BOSTON, February 28, 2025 – (BUSINESS WIRE) – TheRas, Inc. d/b/a BridgeBio Oncology Therapeutics (“BBOT”), a clinical-stage biopharmaceutical company advancing a next-generation pipeline of novel small molecule therapeutics targeting RAS and PI3Ka malignancies, and Helix Acquisition Corp. II (Nasdaq: HLXB) (“Helix”), a special purpose acquisition company (SPAC) sponsored by affiliates of Cormorant Asset Management, today announced that they have entered into a definitive business combination agreement. Upon closing of the transaction, the combined company will be renamed “BridgeBio Oncology Therapeutics, Inc.” The combined company’s common stock is expected to be listed on Nasdaq under the ticker symbol BBOT.

In addition to approximately $196 million held in Helix Acquisition Corp. II’s trust account (assumed as of the closing and assuming no redemptions by Helix’s public shareholders), the transaction also includes commitments for an approximately $260 million PIPE from a group of premier institutional investors. The PIPE is led by Cormorant Asset Management and includes ADAR1 Capital Management, BC Capital, investment funds affiliated with Deerfield Management Company, Enavate Sciences, Eventide Asset Management, Novo Holdings A/S, Octagon Capital, Omega Funds, Paradigm BioCapital Advisors, StemPoint Capital LP, Surveyor Capital (a Citadel company), Wellington Management, and another leading mutual fund.

Eli Wallace, PhD., Chief Executive Officer of BBOT, said “This financing and transaction mark a significant milestone for our company. We are profoundly grateful to the patients who participate in our trials, our dedicated BBOT team members, and our investors. We believe this transaction is the optimal path to advance our programs and make a meaningful impact on patients affected by deadly cancers.”

Net proceeds from the transaction are expected to provide BBOT with the capital needed to accelerate the development of three lead programs: BBO-8520, BBO-10203, and BBO-11818. BBO-8520 is a direct inhibitor of KRASG12C in both the “ON” and “OFF” states and is currently being evaluated in the Phase 1 ONKORAS-101 trial (NCT06343402) for patients with KRASG12C mutant non-small cell lung cancer. BBO-10203 is an orally bioavailable small molecule with a novel mechanism of action that is designed to inhibit the physical interaction between RAS and PI3Kα, resulting in the inhibition of RAS-driven PI3Kα-AKT signaling in tumors. BBO-10203 is being evaluated in the Phase 1 BREAKER-101 trial (NCT06625775) for patients with locally advanced and unresectable or metastatic HER2+ breast cancer, HR+/HER2- breast cancer, KRAS mutant colorectal cancer and KRAS mutant non-small cell lung cancer. BBO-11818 is a pan-KRAS inhibitor targeting mutant KRAS in both the “ON” and “OFF” states with strong potency against KRASG12D and KRASG12V mutants. BBOT expects to dose the first patient with BBO-11818 in the first half of 2025.

Bihua Chen, Founder and Chief Executive Officer of Cormorant, and Chief Executive Officer of Helix, said “BBOT's team has some of the brightest minds in oncology, with a proven track record of developing new medicines. The company’s pipeline has the potential for paradigm-shifting impact on the treatment of some of the highest prevalence malignancies and we look forward to seeing patient impact further materialize as the clinical trials move forward.”

Transaction Overview

Upon the closing of the business combination, BBOT expects it will have access to approximately $550 million in cash (prior to the payment of transaction costs of BBOT and Helix and assuming no redemptions by Helix’s public shareholders and existing BBOT cash at closing of $100 million). The proceeds will be funded through a combination of approximately $196 million held in a trust account by Helix (assumed as of the closing and assuming no redemptions by Helix’s public shareholders) and an approximately $260 million concurrent PIPE financing of common stock issued at the SPAC redemption price per share to leading institutional investors. Assuming a share price of $10.36 per share and no redemptions of Helix shares by Helix’s public shareholders, BBOT (as a combined entity) is expected to have an implied pro forma equity value of approximately $949 million at closing. BBOT shareholders will not receive any cash proceeds as part of the transaction and will roll 100% of their equity into the combined company.

The boards of directors of both BBOT and Helix have approved the proposed transaction, which is expected to be completed in the third quarter of 2025. The transaction is subject to, among other things, the approval of the stockholders of both BBOT and Helix, and satisfaction or waiver of the conditions stated in the definitive business combination agreement.

Leerink Partners, Morgan Stanley, Cantor, and Oppenheimer & Co. acted as placement agents for Helix in connection with the PIPE transaction. Leerink Partners also acted as lead capital markets advisor to Helix. Piper Sandler acted as capital markets advisor to BBOT. Goodwin Procter acted as legal counsel to BBOT. White & Case LLP acted as legal counsel to Helix. Kirkland & Ellis LLP acted as legal counsel to the placement agents.

Additional information about the transaction will be provided in a Current Report on Form 8-K to be filed by Helix with the SEC and will be available at the SEC’s website at www.sec.gov.

About TheRas, Inc. d/b/a BridgeBio Oncology Therapeutics (BBOT)

BridgeBio Oncology Therapeutics (BBOT) is a clinical-stage biopharmaceutical company advancing a next-generation pipeline of novel small molecule therapeutics targeting RAS and PI3Kα malignancies. Initially formed as a subsidiary of BridgeBio Pharma, Inc. (Nasdaq: BBIO), BBOT has the goal of improving outcomes for patients with cancers driven by the two most prevalent oncogenes in human tumors. For more information, visit bridgebiooncology.com.

About Helix Acquisition Corp. II (HLXB)

Helix Acquisition Corp. II (Nasdaq: HLXB) is a special purpose acquisition company (SPAC) formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Helix Acquisition Corp. II raised $184 million in its initial public offering on February 9, 2024. Helix is sponsored by affiliates of Cormorant Asset Management and is headquartered in Boston, Massachusetts.

Additional Information and Where to Find It

In connection with the business combination, Helix and BBOT intend to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”), which will include a preliminary proxy statement of Helix and a preliminary prospectus with respect to the securities to be offered in the business combination. After the Registration Statement is declared effective, Helix will mail a definitive proxy statement/prospectus relating to the business combination to its shareholders as of a record date to be established for voting on the business combination. The Registration Statement, including the proxy statement/prospectus contained therein, will contain important information about the business combination and the other matters to be voted upon at the Helix shareholder meeting. This press release does not contain all the information that should be considered concerning the business combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Helix and BBOT may also file other documents with the SEC regarding the business combination. Helix’s shareholders and other interested persons are advised to read, when available, the Registration Statement, including the preliminary proxy statement/prospectus contained therein, the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the business combination, as these materials will contain important information about Helix, BBOT, and the business combination. Helix’s shareholders and other interested persons are urged to read these documents and any amendments thereto, as well as any other relevant documents filed with the SEC when they become available because they will contain important information about Helix, BBOT, and the business combination. Shareholders will also be able to obtain free copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, once available, without charge, at the SEC’s website located at www.sec.gov, or by directing a request to Helix Acquisition Corp. II, c/o Cormorant Asset Management, LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

Participants in the Solicitation

Helix, BBOT, and their directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from Helix’s shareholders in respect of the business combination and the other matters set forth in the Registration Statement. A list of names of Helix’s directors and executive officers and a description of their interests in Helix is available in the sections entitled “Management—Officer and Director Compensation”, “Management—Directors’ Fiduciary Duties and Conflicts of Interest,” and “Principal Shareholders” of Helix’s Registration Statement on Form S-1, as amended from time to time, which was filed with the SEC and declared effective on February 8, 2024, and is available free of charge at the SEC’s website located at www.sec.gov, or by directing a request to Helix Acquisition Corp. II, c/o Cormorant Asset Management, LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests by security holdings or otherwise, will be contained in the proxy statement/prospectus relating to the business combination when it becomes available.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity; expectations and timing related to the success, cost and timing of product development activities, including timing of initiation, completion and data readouts for clinical trials and the potential approval of BBOT’s product candidates, including the progress and results of the ONKORAS-101 and BREAKER-101 clinical trials and the expected dosing of the first patient with BBO-11818; the clinical and therapeutic potential of BBO-8520, BBO-10203 and BBO-11818; the size and growth potential of the markets for BBOT’s product candidates; the therapeutic and curative potential of BBOT’s product candidates; financing and other business milestones; potential benefits of the business combination; and expectations relating to the business combination, including the proceeds of the business combination and the financing and BBOT’s expected cash runway and the timing of the closing of the business combination. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of BBOT’s and Helix’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of BBOT and Helix. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; the inability of the parties to successfully or timely enter into definitive agreements with respect to the business combination or consummate the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions (such as any SEC statements or enforcements or other actions relating to SPACs) that could adversely affect the combined company or the expected benefits of the business combination, or the risk that the approval of the shareholders of Helix or any other condition to closing is not obtained; failure to realize the anticipated benefits of the business combination; risks relating to any legal proceedings that may be instituted against Helix, the combined company or others following the announcement of the business combination, risks relating to the uncertainty of the projected financial information with respect to BBOT and the combined company; risks related to the approval of BBOT’s product candidates and the timing of expected regulatory and business milestones; ability to negotiate definitive contractual arrangements with potential customers; the impact of competitive product candidates; ability to obtain sufficient supply of materials; global economic and political conditions; the effects of competition on BBOT’s future business; the amount of redemption requests made by Helix’s public shareholders; and those factors discussed in documents Helix has filed or will file with the SEC. Additional risks related to BBOT’s business include, but are not limited to: uncertainty regarding outcomes of BBOT’s ongoing clinical trials, particularly as they relate to regulatory review and potential approval for its product candidates; risks associated with BBOT’s efforts to commercialize its product candidates; BBOT’s ability to maintain its existing agreements with third parties and to negotiate and enter into new definitive agreements on favorable terms, if at all; the impact of competing product candidates on BBOT’s business; intellectual property-related claims; BBOT’s ability to attract and retain qualified personnel; and BBOT’s ability to source the raw materials for its product candidates.

If any of these risks materialize or Helix’s or BBOT’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Helix or BBOT presently know or that Helix and BBOT currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Helix’s and BBOT’s expectations, plans, or forecasts of future events and views as of the date of this press release and are qualified in their entirety by reference to the cautionary statements herein. Helix and BBOT anticipate that subsequent events and developments will cause Helix’s and BBOT’s assessments to change. These forward-looking statements should not be relied upon as representing Helix’s and BBOT’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Neither Helix, BBOT, nor any of their respective affiliates undertake any obligation to update these forward-looking statements, except as required by law.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination, or an offer to sell, or the solicitation of an offer to buy, any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom, nor shall any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction be affected. Neither the SEC nor any securities commission of any other U.S. or non-U.S. jurisdiction has approved or disapproved of the business combination contemplated hereby or determined that this press release is truthful or complete. Any representation to the contrary is a criminal offense.

BridgeBio Oncology Therapeutics Contact:

Idan Elmelech

Senior Vice President, Strategy & Business Development

Contact@bridgebiooncology.com

(650) 405-7021

Helix Acquisition Corp. II Contact:

Caleb Tripp

Chief Financial Officer

(857) 702-0370

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